HYPERDYNAMICS
NYSE Amex: HDY

NEWS RELEASE

FOR IMMEDIATE RELEASE

Contacts: Dennard Rupp Gray & Easterly, LLC
Ken Dennard, Managing Partner
Jack Lascar, Partner
(713) 529-6600
Anne Pearson, Sr. Vice President
(210) 408-6321

Hyperdynamics Names William A. Young Executive Vice President for Commercial Affairs

SUGAR LAND, Texas, November 30, 2009 – Hyperdynamics Corporation (NYSE Amex: HDY) announced today the appointment of William A. Young as Executive Vice President for Commercial Affairs. Young will be responsible for negotiating and managing all of the company's commercial transactions, including partnerships, mergers and acquisitions and commercial contracts. He will also oversee investor relations for the Company.

"Bill is an important addition to our senior management team and brings a wealth of international experience in business development, commercial negotiations, M&A, joint venture management and finance with major players in the oil and gas industry," said Ray Leonard, Hyperdynamics' President and Chief Executive Officer.

"His expertise will be especially important as we begin finalizing contracts with two prospective joint venture partners in the exploration of our oil and gas concession offshore the Republic of Guinea and we look for opportunities to diversify our portfolio beyond Guinea," he said.

Most recently, Young headed the commercial function globally for all lines of business for U.K.-based BG Group, a position he held since 2007. Previously, he was general manager for international commercial and business development for Burlington Resources/ConocoPhillips from 2003-2006. At BP, he headed the global structured finance function and served as finance relationship manager from 1999 to 2003. His career began at Amoco Corporation, where he held a variety of positions in international finance, business development and mergers and acquisitions.

Young holds a bachelor's degree in mathematics from Duke University and a master's of business administration degree from the University of Pennsylvania, Wharton School.

Harry Briers will report to Young as director of commercial affairs.

Hyperdynamics Corporation is an emerging independent oil and gas exploration and production company that is exploring for oil and gas offshore the Republic of Guinea in West Africa. To find out more, visit our website at www.hyperdynamics.com.

Forward Looking Statements

This news release and the Company's website referenced in this news release contain forward looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding Hyperdynamics Corporation's future plans and expected performance that are based on assumptions the Company believes to be reasonable. Statements preceded by, followed by or that otherwise include the words "believes," "expects," "anticipates," "intends," "projects," "estimates," "plans," "may increase," "may result," "will result," "may fluctuate" and similar expressions or future or conditional verbs such as "will," "should," "would," "may" and "could" are generally forward-looking in nature and not historical facts. A number of risks and uncertainties could cause actual results to differ materially from these statements, including without limitation, funding and exploration efforts, fluctuations in oil and gas prices and other risk factors described from time to time in the Company's reports filed with the SEC, including the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 2009. The Company undertakes no obligation to publicly update these forward looking statements to reflect events or circumstances that occur after the issuance of this news release or to reflect any change in the Company's expectations with respect to these forward looking statements.

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HDY-IR